Exhibit 99.1

Liberty Global Announces Rationalization of Japanese
Programming Interests

Englewood, Colorado — May 22, 2007: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB and LBTYK) today announces that it has reached an agreement with Sumitomo Corporation (“Sumitomo”) (Tokyo Stock Exchange: 8053) on a series of transactions intended to rationalize the parties’ interests in Jupiter TV, a 50/50 joint venture which owns 70% of Jupiter Shop Channel Co., Ltd (“Shop Channel”) and varying stakes in 19 thematic programming channels in the Japanese market, including three channels in high definition format.

Following a restructuring of Jupiter TV’s assets into two companies, Liberty Global has agreed to exchange its indirect interest in Shop Channel for ¥105 billion (approximately $867 million at current exchange rates) in Sumitomo shares. This represents an enterprise value for Shop Channel of approximately 12.5 times Shop Channel’s 2006 operating cash flow (as customarily defined by Liberty Global), after taking into account the operations’ cash balance of ¥24.4 billion ($201 million at current exchange rates) as of December 31, 2006. This transaction is expected to close in the third quarter of 2007 and is subject to customary closing conditions. Liberty Global intends to enter into a prepaid long-term equity collar with JPMorgan with respect to the Sumitomo shares.

The company holding Jupiter TV’s thematic programming channels business will then merge into Jupiter Telecommunications Co., Ltd. (“J:COM”) (JASDAQ: 4817), with Liberty Global and Sumitomo collectively receiving approximately ¥52.5 billion (approximately $433 million at current exchange rates) in J:COM shares. Liberty Global will receive J:COM stock valued at approximately $217 million and thereby increase its consolidated ownership position in J:COM from 36.5% to 37.5%.  As a result, J:COM will own interests in several different programming assets including Movie Plus, Golf Network, LaLa TV, J Sports Broadcasting, Discovery Channel Japan, Animal Planet Japan, Reality TV Japan, and will become the 100% owner of Jupiter VOD Co., Ltd., the content supplier for J:COM’s video on demand service. This transaction is expected to close in the third quarter of 2007 and is subject to customary closing conditions including regulatory approvals.

Mike Fries, President and Chief Executive Officer of Liberty Global, stated, “These transactions accomplish several strategic objectives for Liberty Global and our operating companies in Japan.  From our perspective we will tax efficiently rationalize our minority interest in Shop Channel at an attractive valuation. Just as importantly, the transfer of 19 leading thematic programming channels to J:COM strengthens its strategic position in the Japanese pay TV market and increases Liberty Global’s consolidated ownership in Japan’s leading broadband communications provider.”

JPMorgan acted as sole advisor to Liberty Global.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice, and Internet access services to connect its customers to the world of entertainment, communications and information.  As of March 31, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers in 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Chellomedia in Europe.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the transactions announced herein in accordance with their disclosed terms, changes in exchange rates, terms of the equity collar, and other factors that may impact the U.S. dollar value that may be realized from any monetization of the Sumitomo shares, and the increase to our ownership interest in J:COM. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447